Exhibit 99.1

CSI COMPRESSCO LP ANNOUNCES

SECOND QUARTER 2020 RESULTS

THE WOODLANDS, Texas (August 3, 2020) / PRNewswire / - CSI Compressco LP (“CSI Compressco” or the “Partnership”) (NASDAQ: CCLP) today announced second quarter 2020 results.

Net loss for the second quarter ended June 30, 2020 was $24.6 million, inclusive of $15.8 million of non-recurring charges. This compares to a net loss of $13.6 million, in the first quarter of 2020, which included $6.0 million of non-recurring charges. Adjusted EBITDA in the second quarter was $27.0 million compared to $27.8 million in the first quarter of 2020. Revenues for the quarter ended June 30, 2020 were $96 million, an increase of 7% from the first quarter of 2020 driven by $17.8 million of incremental equipment sales.

Brady Murphy, President of CSI Compressco commented, “Our second quarter results reflect the exceptional job by our management team and employees of managing costs, maintaining strong Adjusted EBITDA margins and generating positive cash flow in one of the most challenging quarters our industry has ever experienced due to the COVID-19 pandemic. With steep declines in spending by the oil and gas operators, as evidenced by a 64% decline in the US onshore rig count during the quarter, CSI Compressco was able to maintain Adjusted EBITDA relatively flat at $27 million compared to the first quarter.  Working in a very difficult and dynamic environment, our employees and management team continued to safely and efficiently service our customers as we dealt with challenging working conditions while simultaneously taking the required actions to reduce our cost structure in line with the steep decline in activity.”

“During the quarter we saw the benefit of our quick and decisive cost reduction initiatives.  Compression Services costs were reduced by 20% from the first quarter compared to a 14% sequential decline in Compression Services revenue and a decline in the utilization rate from 86.5% to 82.1%.  As a result of difficult but decisive cost actions, Compression Services gross margins increased by 300 basis points to 54.9% - the highest Compression Services gross margins in CSI Compressco’s history.  Approximately 15% of our total domestic horsepower was on standby during the quarter as customers shut in production given the low commodity prices. As oil prices stabilized and began to improve during the latter part of the quarter, many operators started to bring production back online. A large majority of our remaining units are on standby with our two largest customers - both super majors that have the balance sheet to maintain shut in production in anticipation of higher oil prices. One of them will go operational with most of their standby units starting August 1st.”

“Aftermarket Services revenue declined 12% while gross margins improved sequentially from 9.6% in the first quarter to 14.6% in the second quarter.  Equipment Sales revenue increased from $6.5 million in the first quarter to $24.3 million in the second quarter on delivery of several large units to Latin America.   We previously announced plans to close our fabrication operations given the decline in demand.  Our final shipments will occur in the third quarter of 2020.  In early July we completed the sale of the Midland, Texas fabrication facility for gross proceeds of $17 million. These funds were received in early July.”

“Cash from operations was $4.8 million in the second quarter, compared to $13.4 million in the first quarter. Distributable cash flow in the second quarter of 2020 was $8.4 million, down 4% from the first quarter of 2020, resulting in a distribution coverage ratio of 17.5x."

This press release includes the following financial measures that are not presented in accordance with generally accepted accounting principles in the United States (“GAAP”): Adjusted EBITDA, Adjusted EBITDA Margin, distributable cash flow, distribution coverage ratio, free cash flow, and net leverage ratio. Please see Schedules B-E for reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures.

Unaudited results of operations for the quarter ended June 30, 2020 compared to the prior quarter and the corresponding prior year quarter are presented in the table below.

	Three Months Ended
	Jun 30, 2020	Mar 31, 2020	Jun 30, 2019	Q2-2020 v Q1-2020	Q2-2020 v Q2-2019
	(In Thousands, except percentage changes)
Net loss	$(24,578)	$(13,630)	$(2,947)	(80)%	(734)%
Adjusted EBITDA	$27,047	$27,762	$32,763	(3)%	(17)%
Distributable cash flow	$8,405	$8,728	$15,727	(4)%	(47)%
Net cash provided by operating activities	$4,823	$13,357	$8,710	(64)%	(45)%
Free cash flow	$3,698	$6,874	$(7,724)	(46)%	N/M

As of June 30, 2020, service compressor fleet horsepower was 1,178,721 and fleet horsepower in service was 967,505 (we define the overall service fleet utilization rate as the service compressor fleet horsepower in service divided by the total compressor fleet horsepower). Idle horsepower equipment under repair is not considered utilized, but we do count units on standby as utilized when the client is being billed a standby service rate.

During the quarter we incurred $15.8 million of non-recurring charges.  These include non-cash charges of $9.0 million to write-down the value of certain compressors and related inventory.  Non-recurring costs in the quarter also included $4.8 million of transaction, accounting and legal fees associated with the recently completed bond exchange.  Additionally, $2.1 million of other costs, mainly severance and costs associated with right-sizing the organization were incurred.

Balance Sheet

Cash on hand at the end of the second quarter was $6.8 million.  Drawn and outstanding on the Partnership’s asset-based loan at the end of the second quarter was $1.5 million.

During the second quarter we successfully completed an exchange of $215 million of the August 2022 unsecured bonds into $50 million first lien secured bonds due in 2025 and into $156 million second lien secured bonds due in 2026.  As part of the exchange, total long-term amounts outstanding on the bonds was reduced by $9 million.  The coupon on the August 2022 unsecured bonds is 7.25%, the coupon on the 2025 first lien secured bonds is 7.5% and the coupon on the 2026 second lien secured bonds is either 10% cash or 7.25% cash plus 3.50% payment in kind, at CSI Compressco’s option.

Our debt maturity schedule now reflects $81 million of unsecured bonds due in August, 2022, $400 million of first lien secured bonds due in 2025 and $156 million of second lien secured bonds due 2026.  Our net leverage ratio at the end of the quarter was 5.1X.

CSI Compressco initiated a series of actions to generate incremental liquidity and further strengthen our balance sheet.  The Midland, Texas fabrication facility and real estate was sold in early July for $17 million in gross cash proceeds (funds were received in early July).  We also completed or expect to complete in two separate transactions the sale of idle compressors for $9 million during the third quarter.  We further expect to provide aftermarket services on some of these units that are being sold to an existing customer.  The combination of these asset sales would generate approximately $26 million of cash, before transaction expenses, to further strengthen our balance sheet.

Capital Expenditures - 2020 Expectations

We expect capital expenditures for 2020 to be between $28 million and $35 million, unchanged from our prior guidance.  The forecast includes between $5 million and $8 million for new fleet additions.  Maintenance capital expenditures are expected to be between $20 million and $22 million.  Investments in technology and automation are expected to be between $3 million and $5 million.

Second Quarter 2020 Cash Distribution on Common Units

On July 20, 2020, CSI Compressco announced that the board of directors of its general partner declared a cash distribution attributable to the second quarter of 2020 of $0.01 per outstanding common unit, which will be paid on August 14, 2020, to common unitholders of record as of the close of business on August 1, 2020. The distribution coverage ratio for the second quarter of 2020 was 17.5x.

Conference Call

CSI Compressco will host a conference call to discuss second quarter 2020 results today, August 3, 2020, at 9:30 a.m. Eastern Time. The phone number for the call is 1-866-374-8397. The conference call will also be available by live audio webcast and may be accessed through CSI Compressco's website at www.csicompressco.com. An audio replay of the conference call will be available at 1-877-344-7529, conference number 10138621, for one week following the conference call and the archived webcast will be available through CSI Compressco's website for thirty days following the conference call.

CSI Compressco Overview

CSI Compressco is a provider of compression services and equipment for natural gas and oil production, gathering, artificial lift, transmission, processing, and storage. CSI Compressco's compression and related services business includes a fleet of more than 4,900 compressor packages providing approximately 1.18 million in aggregate horsepower, utilizing a full spectrum of low-, medium- and high-horsepower engines.  CSI Compressco also provides well monitoring and automated sand separation services in conjunction with compression and related services in certain Latin American markets. CSI Compressco's aftermarket business provides compressor package reconfiguration and maintenance services. CSI Compressco's customers comprise a broad base of natural gas and oil exploration and production, midstream, transmission, and storage companies operating throughout many of the onshore producing regions of the United States, as well as in a number of foreign countries, including Mexico, Canada and Argentina. CSI Compressco is managed by CSI Compressco GP Inc., which is an indirect, wholly owned subsidiary of TETRA Technologies, Inc. (NYSE: TTI).

Forward-Looking Statements

This news release contains "forward-looking statements" and information based on our beliefs and those of our general partner, CSI Compressco GP Inc. Forward-looking statements in this news release are identifiable by the use of the following words and other similar words: "anticipates," "assumes," "believes," "budgets," "could," "estimates," "expectations," "expects," "forecasts," "goal," "intends," "may," "might," "plans," "predicts," "projects," "schedules," "seeks," "should," "targets," "will," and "would."  These forward-looking statements include statements, other than statements of historical fact, including anticipated reductions in demand from our customers, future  capital expenditures, reductions in SG&A and direct operating costs, the planned sale of idle compressors, resumed production of previously shut-in wells, commodity prices and demand for CSI Compressco's equipment and services and other statements regarding CSI Compressco's beliefs, expectations, plans, prospects and other future events, performance, and other statements that are not purely historical.  Such forward-looking statements reflect our current views with respect to future events and financial performance, and are based on assumptions that we believe to be reasonable, but such forward-looking statements are subject to numerous risks and uncertainties, including but not limited to: economic and operating condition that are outside of our control, including the trading price of our common units; the severity and duration of the COVID-19 pandemic and related economic repercussions and the resulting negative impact on  the demand for oil and gas , operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, remote work arrangements, and supply chain disruptions, other global or national health concerns; the current significant surplus in the supply of oil and the ability of OPEC and other oil producing nations to agree on and comply with supply limitations; the duration and magnitude of the unprecedented disruption in the oil and gas industry; the levels of competition we encounter; our dependence upon a limited number of customers and the activity levels of our customers; our ability to replace our contracts with our customers, which are generally short-term contracts; the availability of adequate sources of capital to us; our existing debt levels and our ability to obtain additional financing; our ability to continue to make cash distributions, or increase cash distributions from current levels, after the establishment of reserves, payment of debt service and other contractual obligations; the restrictions on our business that are imposed under our long-term debt agreements; our operational performance; the credit and risk profile of TETRA Technologies, Inc.; ability of our general partner to retain key personnel; risks related to acquisitions and our growth strategy; the availability of raw materials and labor at reasonable prices; risks related to our foreign operations; the effect and results of litigation, regulatory matters, settlements, audits, assessments, and contingencies; or potential material weaknesses in the future; information technology risks, including the risk of cyberattack; and other risks and uncertainties contained in our Annual Report on Form 10-K and our other filings with the U.S. Securities and Exchange Commission ("SEC"), which are available free of charge on the SEC website at www.sec.gov.  The risks and uncertainties referred to above are generally beyond our ability to control and we cannot predict all the risks and uncertainties that could cause our actual results to differ from those indicated by the forward-looking statements.  If any of these risks or uncertainties materialize, or if any of the underlying assumptions prove incorrect, actual results may vary from those indicated by the forward-looking statements, and such variances may be material.  All subsequent written and verbal forward-looking statements made by or attributable to us or to persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties.  You should not place undue reliance on forward-looking statements.  Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to update or revise any forward-looking statements we may make, except as may be required by law.

Schedule A - Income Statement

Results of Operations (unaudited)
	Three Months Ended			Six Months Ended
	Jun 30, 2020	Mar 31, 2020	Jun 30, 2019	Jun 30, 2020	Jun 30, 2019
	(In Thousands, Except per Unit Amounts)
Revenues:
Compression and related services	$56,336	$65,765	$64,876	$122,101	$127,578
Aftermarket services	15,737	17,970	18,156	33,707	31,770
Equipment sales	24,340	6,544	52,824	30,884	79,944
Total revenues	$96,413	$90,279	$135,856	$186,692	$239,292
Cost of revenues (excluding depreciation and amortization expense):
Cost of compression and related services	$25,395	$31,608	$30,520	$57,003	$63,141
Cost of aftermarket services	13,433	16,245	15,418	29,678	26,678
Cost of equipment sales	24,415	6,700	47,412	31,115	71,631
Total cost of revenues	$63,243	$54,553	$93,350	$117,796	$161,450
Depreciation and amortization	20,117	19,908	19,054	40,025	37,586
Impairments of long-lived assets	8,977	5,371	2,311	14,348	2,311
Insurance recoveries	(517)		—	(517)	—
Selling, general, and administrative expense	10,172	10,256	10,974	20,428	21,639
Interest expense, net	13,580	13,169	13,045	26,749	26,344
Series A Preferred fair value adjustment	—	—	166	—	1,470
Other expense, net	4,403	440	607	4,843	226
Loss before income tax provision	$(23,562)	$(13,418)	$(3,651)	$(36,980)	$(11,734)
Provision (benefit) for income taxes	1,016	212	(704)	1,228	3,669
Net loss	$(24,578)	$(13,630)	$(2,947)	$(38,208)	$(15,403)
Net loss per diluted common unit	$(0.51)	$(0.28)	$(0.06)	$(0.79)	$(0.32)

Reconciliation of Non-GAAP Financial Measures

The Partnership includes in this release the non-GAAP financial measures Adjusted EBITDA, Adjusted EBITDA margin, distributable cash flow, distribution coverage ratio, free cash flow, and net leverage ratio. Adjusted EBITDA is used as a supplemental financial measure by the Partnership's management to:

•	assess the Partnership's ability to generate available cash sufficient to make distributions to the Partnership's unitholders and general partner;
•	evaluate the financial performance of its assets without regard to financing methods, capital structure or historical cost basis;
•	measure operating performance and return on capital as compared to those of our competitors; and
•	determine the Partnership's ability to incur and service debt and fund capital expenditures.

The Partnership defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, and before certain charges, including impairments, bad debt expense attributable to bankruptcy of customers, equity compensation, non-cash costs of compressors sold, fair value adjustments of our Preferred Units that were issued in late 2016 and redeemed for cash on August 8, 2019, gain on extinguishment of debt, write-off of unamortized financing costs, and excluding, Preferred Units redemption premium  severance and other non-recurring or unusual expenses or charges.

Distributable cash flow is used as a supplemental financial measure by the Partnership's management, as it provides important information relating to the relationship between our financial operating performance and our cash distribution capability. Additionally, the Partnership uses distributable cash flow in setting forward expectations and in communications with the board of directors of our general partner.  The Partnership defines distributable cash flow as Adjusted EBITDA less current income tax expense, maintenance capital expenditures, interest expense, and severance expense, plus non-cash interest expense.

The Partnership believes that the distribution coverage ratio provides important information relating to the relationship between the Partnership’s financial operating performance and its cash distribution capability. The Partnership defines the distribution coverage ratio as the ratio of distributable cash flow to the total quarterly distribution payable, which includes, as applicable, distributions payable on all outstanding common units, the general partner interest and the general partner’s incentive distribution rights.

The Partnership defines free cash flow as net cash provided by operating activities less capital expenditures, net of sales proceeds. Management primarily uses this metric to assess our ability to retire debt, evaluate our capacity to further invest and grow, and measure our performance as compared to our peer group of companies.

The Partnership defines net leverage ratio as net debt (the sum of the carrying value of long-term and short-term debt on its consolidated balance sheet, less cash, excluding restricted cash on the consolidated balance sheet and excluding outstanding letters of credit) divided by Adjusted EBITDA for Net Leverage Calculation (Adjusted EBITDA as reported externally adjusted for certain items to comply with its credit agreement) for the trailing twelve month period. Management primarily uses this metric to assess the Partnership’s ability to borrow, reduce debt, add to cash balances, pay distributions, and fund investing and financing activities.

These non-GAAP financial measures should not be considered an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP. These non-GAAP financial measures may not be comparable to Adjusted EBITDA, gross margin, distributable cash flow, free cash flow or other similarly titled measures of other entities, as other entities may not calculate these non-GAAP financial measures in the same manner as CSI Compressco. Management compensates for the limitation of these non-GAAP financial measures as an analytical tool by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating this knowledge into management's decision-making process. Furthermore, these non-GAAP measures should not be viewed as indicative of the actual amount of cash that CSI Compressco has available for distributions or that the Partnership plans to distribute for a given period, nor should they be equated to available cash as defined in the Partnership's partnership agreement.

Schedule B - Reconciliation of Net Loss to Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio

The following table reconciles net loss to Adjusted EBITDA, distributable cash flow and distribution coverage ratio for the three and six month periods ended June 30, 2020, March 31, 2020 and June 30, 2019:

Results of Operations (unaudited)
	Three Months Ended				Six Months Ended
	Jun 30, 2020	Mar 31, 2020	Jun 30, 2019		Jun 30, 2020	Jun 30, 2019
	(In Thousands, except Ratios)
Net loss	$(24,578)	$(13,630)	$(2,947)		$(38,208)	$(15,403)
Interest expense, net	13,580	13,169	13,045		26,749	26,344
Provision for income taxes	1,016	212	(704)		1,228	3,669
Depreciation and amortization	20,117	19,908	19,054		40,025	37,586
Impairments of fixed assets and inventory	8,977	5,371	2,464		14,348	2,464
Non-cash cost of compressors sold	631	1,809	98		2,440	1,038
Equity compensation	488	324	590		812	955
Series A Preferred redemption premium	—	—	621		—	1,069
Series A Preferred fair value adjustments	—	—	166		—	1,470
Bond exchange expenses	4,755	—	—		4,755	—
Severance	1,084	272	—		1,356	—
Other	977	327	376		1,304	376
Adjusted EBITDA	$27,047	$27,762	$32,763		$54,809	$59,568

Less:
Current income tax expense	615	204	(184)		819	2,723
Maintenance capital expenditures	3,951	6,490	4,900		10,441	10,629
Interest expense	13,580	13,169	13,045		26,749	26,344
Severance and other	2,061	599	376		2,660	376
Plus:
Non-cash items included in interest expense	1,565	1,428	1,101		2,994	2,529
Distributable cash flow	$8,405	$8,728	$15,727		$17,134	$22,025

Cash distribution attributable to period	$480	$478	$477		$958	$954
Distribution coverage ratio	17.5x	18.3x	33.0	x	17.9x	23.1x

Schedule C - Reconciliation of Net Cash Provided by Operating Activities Operations to Free Cash Flow

The following table reconciles net cash provided by operating activities to free cash flow for the three and six month periods ended June 30, 2020, March 31, 2020 and June 30, 2019:

Results of Operations (unaudited)
	Three Months Ended			Six Months Ended
	Jun 30, 2020	Mar 31, 2020	Jun 30, 2019	Jun 30, 2020	Jun 30, 2019
	(In Thousands)
Net cash provided by operating activities	$4,823	$13,357	$8,710	$18,180	$40,342
Capital expenditures, net of sales proceeds	(1,125)	(6,483)	(16,434)	(7,608)	(39,586)
Free cash flow	$3,698	$6,874	$(7,724)	$10,572	$756

Schedule D – Reconciliation to Adjusted EBITDA Margin (unaudited)

	Three Months Ended			Six Months Ended
	Jun 30, 2020	Mar 31, 2020	Jun 30, 2019	Jun 30, 2020	Jun 30, 2019
Consolidated	(In Thousands, except Margin %)
Revenue	96,413	90,279	135,856	186,692	239,292
Adjusted EBITDA (Schedule B)	27,047	27,762	32,763	54,809	59,568
Adjusted EBITDA Margin	28.1%	30.8%	24.1%	29.4%	24.9%

Schedule E – Reconciliation of Net Loss to Adjusted EBITDA for Net Leverage Ratio Calculation (unaudited)

(in thousands, except ratios)

Twelve Months Ended
Jun 30, 2020

Net loss	$(43,778)
Interest expense, net	53,780
Provision for income taxes	912
Depreciation and amortization	79,102
Impairments and other charges	15,197
Bad debt expense attributable to bankruptcy of customer	1,768
Non-cash cost of compressors sold	7,425
Equity Compensation	921
Series A Preferred redemption premium	399
Severance	1,474
Other	1,558
Adjusted EBITDA	$123,513
EBITDA adjustments to comply with Credit Agreement	(404)
Adjusted EBITDA for Net Leverage Calculation	$123,109

Debt Schedule	Jun 30, 2020
7.25% Senior Notes	80,722
7.50% First Lien Notes	400,000
10.00%/10.75% Second Lien Notes	155,529
Asset Based Loan	1,477
Letters of Credit	2,830
Cash on Hand	6,757
Net Debt	$633,801

Net Leverage Ratio (Net Debt/Adjusted EBITDA for Net Leverage Calculation)	5.1x

Schedule F – Balance Sheet

	June 30, 2020	December 31, 2019
(in thousands)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,757	$2,370
Trade accounts receivable, net of allowances for doubtful accounts of $3,441 as of June 30, 2020 and $3,350 as of December 31, 2019	49,627	64,724
Inventories	40,192	56,037
Prepaid expenses and other current assets	6,336	4,162
Total current assets	102,912	127,293
Property, plant, and equipment:
Land and building	32,058	35,125
Compressors and equipment	992,573	976,469
Vehicles	8,127	9,205
Construction in progress	8,477	26,985
Total property, plant, and equipment	1,041,235	1,047,784
Less accumulated depreciation	(434,600)	(405,417)
Net property, plant, and equipment	606,635	642,367
Other assets:
Deferred tax asset	24	24
Intangible assets, net of accumulated amortization of $29,231 as of June 30, 2020 and $27,751 as of December 31, 2019	26,537	28,017
Operating lease right-of-use assets	29,936	21,006
Other assets	3,694	3,539
Total other assets	60,191	52,586
Total assets	$769,738	$822,246
LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
Accounts payable	$25,432	$47,837
Unearned income	11,164	9,505
Accrued liabilities and other	37,590	42,581
Amounts payable to affiliates	13,074	7,704
Total current liabilities	87,260	107,627
Other liabilities:
Long-term debt, net	637,579	638,238
Deferred tax liabilities	1,390	1,211
Long-term affiliate payable	12,019	12,324
Operating lease liabilities	21,140	13,822
Other long-term liabilities	20	33
Total other liabilities	672,148	665,628
Commitments and contingencies
Partners' capital:
General partner interest	(371)	180
Common units (47,344,351 units issued and outstanding at June 30, 2020 and 47,078,529 units issued and outstanding at December 31, 2019)	25,450	63,384
Accumulated other comprehensive income (loss)	(14,749)	(14,573)
Total partners' capital	10,330	48,991
Total liabilities and partners' capital	$769,738	$822,246

For further information:

Elijio Serrano

CFO, CSI Compressco LP

The Woodlands, Texas

Phone: (281) 367-1983

www.compressco.com